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                  COMPUTATION OF EARNINGS PER SHARE                  Exhibit 11

               CLEVELAND-CLIFFS INC AND CONSOLIDATED SUBSIDIARIES


                                                (In Millions, Except
                                                 Per Share Amounts)
                                                  Six Months Ended
                                                       June 30
                                                -------------------
                                                  1996       1995
                                                --------   --------
Primary and fully diluted earnings per share:
  Average shares outstanding                        11.8       12.0
  Net effect of dilutive stock options
    and performance shares based on
    treasury stock method using
    average market price                              --         --
                                                --------   --------
  Average shares and equivalents                    11.8       12.0
                                                ========   ========

  Net income applicable to average
    share and equivalents                       $   21.4   $   25.9
                                                ========   ========

  Income per share                              $   1.82   $   2.16
                                                ========   ========


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